                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                           STILLWATER MINING COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                               [STILLWATER LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 9, 2002

To Our Stockholders:

     On May 9, 2002, Stillwater Mining Company (the "Company") will hold its Annual Meeting of Stockholders at the East Boulder Mine, 12 Miles FS 205, McCleod, Montana 59052, at 10:00 a.m. (Mountain Daylight Time). The East Boulder Mine is not accessible to passenger cars. Stockholders who wish to attend the meeting should arrive at Palladium Lodge, 517 West 1st Avenue, Big Timber, Montana 59011, by no later than 9:00 a.m. (Mountain Daylight Time). The Company will provide transportation from Palladium Lodge to East Boulder Mine.

     Only stockholders who owned stock at the close of business on March 22, 2002 may vote at this meeting or any adjournments that may take place. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting, during regular business hours at the Company's principal executive offices, 536 East Pike Avenue, P.O. Box 1330, Columbus, Montana 59019. The meeting is being held to:

     1. Elect eight directors to the Company's Board of Directors;

     2. Ratify the appointment of KPMG LLP as the Company's independent accountants for 2002; and

     3. Attend to other business properly presented at the meeting or any postponements or adjournments thereof.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE TWO PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

     This Proxy Statement, the accompanying Proxy Card and the Notice of Annual Meeting are first being sent to stockholders of the Company on or about April 9, 2002.

                                          By Order of the Board of Directors

                                          /s/ JOHN R. STARK
                                          John R. Stark
                                          Corporate Secretary

Columbus, Montana
April 9, 2002

     TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SENDING IN A SIGNED PROXY WILL NOT AFFECT YOUR RIGHT TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY OR DELIVERING A PROPERLY SIGNED AND DATED PROXY SUBSEQUENT TO AN EARLIER PROXY.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION.........................................    1
  Solicitation..............................................    1
  Voting Rights.............................................    1
  Voting....................................................    2
  Revocability of Proxy.....................................    2
PROPOSAL ONE: ELECTION OF DIRECTORS.........................    2
  Nominees for Election.....................................    3
  Meetings and Committees of the Board......................    4
  Compensation Committee Interlocks And Insider
     Participation..........................................    5
  Director Compensation.....................................    5
EXECUTIVE COMPENSATION AND OTHER COMPENSATION INFORMATION...    6
  Summary Compensation Table................................    6
  Employment Agreements.....................................    7
  Section 16(a) Beneficial Ownership Reporting Compliance...   11
  Option Grants in Last Fiscal Year.........................   12
  Aggregated Option Exercises in Last Fiscal Year and Fiscal
     Year End Option Values.................................   12
  Report of the Compensation Committee of the Board.........   13
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   15
OTHER INFORMATION...........................................   15
  Performance Graph.........................................   15
  Report of the Audit Committee of the Board................   16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   17
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT
  ACCOUNTANTS...............................................   18
STOCKHOLDER PROPOSALS.......................................   19
NOMINATION OF DIRECTORS FOR ELECTION AT 2003 ANNUAL
  MEETING...................................................   19
GENERAL.....................................................   20

                           STILLWATER MINING COMPANY
                              536 EAST PIKE AVENUE
                            COLUMBUS, MONTANA 59109

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 9, 2002

                            ------------------------

     This Proxy Statement is being furnished to the stockholders of Stillwater Mining Company (the "Company") in connection with the solicitation by the Company's Board of Directors (the "Board") of proxies to be voted at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on May 9, 2002 or any postponements or adjournments thereof. The Meeting will be held at 10:00 a.m. (Mountain Daylight Time) at the East Boulder Mine, 12 Miles FS 205, McCleod, Montana 59052. The East Boulder Mine is not accessible to passenger cars. Stockholders who wish to attend the meeting should arrive at Palladium Lodge, 517 West 1st Avenue, Big Timber, Montana 59011, by no later than 9:00 a.m. (Mountain Daylight Time). The Company will provide transportation from Palladium Lodge to East Boulder Mine.

     These proxy solicitation materials were mailed on or about April 9, 2002 to all stockholders entitled to vote at the Meeting. The Meeting is being held to:
(i) elect eight directors to hold office until the next Annual Meeting of Stockholders or until their respective successors are elected; (ii) ratify the appointment of KPMG LLP ("KPMG") as the Company's independent accountants for the fiscal year ending December 31, 2002; and (iii) transact such other business as may properly come before the meeting or any postponements or adjournments thereof. The Company's principal executive offices are located at 536 East Pike Avenue, P.O. Box 1330, Columbus, Montana 59019.

                              GENERAL INFORMATION

SOLICITATION

     The enclosed proxy is being solicited by the Board on behalf of the Company. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, the officers, directors and employees of the Company may solicit proxies by telephone, telegraph, electronic means or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's common stock, par value $.01 per share ("Common Stock"), registered in the names of nominees. The Company will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The Company has employed the firm of Morrow & Company in New York to assist in the solicitation of proxies and expects to pay that firm $6,000, plus out-of-pocket expenses.

VOTING RIGHTS

     Holders of shares of Common Stock at the close of business on March 22, 2002 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, 43,105,283 shares of Common Stock were issued, outstanding and entitled to vote. The holders of at least 50% of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting, present in person or by proxy, constitutes a quorum.

     Each share of Common Stock outstanding on the Record Date is entitled to one vote and holders of shares of Common Stock have cumulative voting rights in connection with the election of directors. A stockholder may cumulate votes for the election of directors by multiplying the number of votes to which the stockholder is entitled to vote by eight (i.e., the number of directors to be elected) and casting all such votes for one nominee or distributing them among any two or more nominees.

VOTING

     If a quorum is present at the Meeting, the vote of the holders of (i) a plurality of the shares present in person or represented by proxy is required for the election of directors and (ii) a majority of the shares present in person or represented by proxy is required to ratify the selection of KPMG as the Company's independent accountants. If a stockholder abstains from voting on any matter, the Company intends to count such stockholder as present for purposes of determining whether a quorum is present at the Meeting for the transaction of business. Unless contrary instructions are indicated on a proxy, the shares of Common Stock represented by such proxy will be voted FOR the election as directors of the nominees named in this proxy statement and FOR ratification of the selection of KPMG as the Company's independent accountants. Additionally, the Company intends to count broker "nonvotes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A nonvote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and nonvotes will not be counted as votes cast for or against items submitted for a vote of stockholders. Abstentions and broker non-votes can have the effect of preventing approval of a proposal where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

     Neither management nor the Board knows of any other matters to be brought before the Meeting. If other matters are presented properly to the stockholders for action at the Meeting and or postponements or adjournments thereof, then the proxy holders named in the proxy intend to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

REVOCABILITY OF PROXY

     Any proxy may be revoked at any time before it is voted by (i) written notice to the secretary of the Company, (ii) receipt of a proxy properly signed and dated subsequent to an earlier proxy or (iii) by request in person at the Meeting. If not revoked, the shares of Common Stock represented by a proxy will be voted according to the proxy.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Board has nominated for election at the Meeting the eight persons named below to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and each person has consented to being named as a nominee. Seven of the eight nominees are currently directors of the Company.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PROPOSAL NUMBER ONE.

     It is anticipated that proxies will be voted for the nominees listed below, and the Board has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director if elected. In the event that any nominee named below is unable to serve as a director, the proxy holders named in the proxies have advised that they will vote for the election of such substitute or additional nominees as the Board may propose.

     In the election of directors, each stockholder voting in person or by proxy shall have the number of votes to which such stockholder would otherwise be entitled to vote multiplied by eight (i.e., the number of directors to be elected). If there are no nominees other than those set forth in this proxy statement, the named proxies will allocate the cumulated votes equally among the nominees for which authority to vote has been granted, unless a different allocation of votes is specified on the proxy card. If there are additional nominees, the named proxies will allocate the cumulated votes among the nominees for which authority to vote has been granted in the manner that appears to the named proxies most likely to result in the greatest number of nominees set forth herein being elected, unless a different allocation of votes is specified on the proxy card.

     The name and age of each nominee, his or her principal occupation for at least the past five years and certain additional information is set forth below. Such information is as of the date hereof and is based upon information furnished to the Company by such nominee.

NOMINEES FOR ELECTION

     RICHARD E. GILBERT (AGE 61). Mr. Gilbert has been a director of the Company since January 1999. Mr. Gilbert most recently served as a Managing Director of Robert Fleming, Inc., an investment banking firm, from 1997 until his retirement in 1998. From 1991 to 1997, Mr. Gilbert served as Managing Director of Everen Securities, an investment banking firm. Previously he was the founder, President and Chief Executive Officer of Resource Bank & Trust.

     APOLINAR GUZMAN (AGE 68). Mr. Guzman has been a director of the Company since July 1998. Mr. Guzman is presently an independent project development and operation consultant. Since April 1998, Mr. Guzman has been a director of Rio Tinto Limited, an international mining and metals company. From August 1998 to July 2001, he was a Project Director for Compania Minera Antamina, a South American mining company. From 1976 until his retirement in 1998, Mr. Guzman served in various projects and operating positions with Rio Tinto Limited.

     PATRICK M. JAMES (AGE 57). Mr. James was appointed a director of the Company on January 9, 2001. Since February 2001, Mr. James has been an independent natural resource management consultant. Mr. James was the President and Chief Executive Officer of Rio Algom Limited from June 1997 through February 2001. Prior to joining Rio Algom Limited, Mr. James spent 18 years with Santa Fe Pacific Gold Corporation, becoming President and Chief Operating Officer in 1994 and Chairman, President and Chief Executive Officer in 1995. Mr. James is currently a director of Dynatec Corporation, a Canadian mining company.

     STEPHEN V. KEARNEY (AGE 43). Mr. Kearney was appointed a director of the Company on July 18, 2001. On January 21, 2002, Mr. Kearney became an advisor of the Company to provide operational oversight and to assist the Company in its efforts to increase productivity and reduce operating costs and capital. Mr. Kearney served as Chief Executive Officer of Impala Platinum Holdings Limited, a South African producer of platinum group metals from 1998 to September 2000. Mr. Kearney previously held various positions of increasing responsibility within Impala from November 1990 to 1998, including that of Managing Director from December 1996 to 1998. From 1983 to November 1990, Mr. Kearney held various operational and management positions with General Mining, Metals and Minerals (Genmin), a South African mining company and Gengold, a South African precious metals mining company. He is currently a director of Brandrill SA, a leading Australian contract miner and developer of rock-breaking technologies.

     JOSEPH P. MAZUREK (AGE 53). Mr. Mazurek has been a director of the Company since May 2001. Mr. Mazurek is currently a partner in the law firm of Crowley, Haughey, Hanson, Toole & Dietrich, PLLP located in Helena, Montana. He was the Attorney General for the State of Montana from January 1993 until December 2000. From 1975 through 1992, he was an attorney with the Helena, Montana law firm of Gough, Shanahan, Johnson and Waterman.

     FRANCIS R. MCALLISTER (AGE 59). Mr. McAllister became a director of the Company on January 9, 2001 and the Chairman of the Board and Chief Executive Officer of the Company on February 12, 2001. Prior to his appointment to the Board, Mr. McAllister was with ASARCO Incorporated from 1966 to 1999, serving as Chairman and Chief Executive Officer in 1999, Chief Operating Officer from 1998 to 1999, Executive Vice President -- Copper Operations from 1993 to 1998, Chief Financial Officer from 1982 to 1993 and in various professional and management positions from 1966 to 1982. He currently serves on the board of directors of Cleveland Cliffs, Incorporated, an iron ore mining company.

     MALCOLM W. MACNAUGHT (AGE 64). Mr. MacNaught has been a director of the Company since May 2001. Mr. MacNaught spent 28 years with Fidelity Investments, serving as Portfolio Manager for several mutual funds until his retirement in 1996. He currently serves on the board of directors of Meridian Gold Inc., a gold mining company, and ASA LTD., a South African investment company.

     SHERYL K. PRESSLER (AGE 51). Since April 2001, Ms. Pressler has been a self-employed investment and strategy consultant in Atlanta, Georgia. From March 2000 to March 2001, Ms. Pressler was the Chief Executive Officer for Lend Lease Real Estate Investments -- United States, a subsidiary of Lend Lease Corporation, an Australian real estate services company. From 1994 to 2000, she was the Chief Investment Officer for California Public Employees' Retirement System, the nation's largest pension fund. From 1981 to 1994, she served as the Retirement Funds Manager for the McDonnell Douglas Corporation, a leading aircraft manufacturer and aerospace company. Since 2001, she has been a member of the advisory committee for Peracon, Inc., a private company which furnishes information to real estate brokerage firms, and since 2001, she has been a member of the investment advisory committee of Sterling Capital Partners Buyout Fund, which makes investments in small to mid-sized companies. Ms. Pressler is also a director (since 1999) of the California HealthCare Foundation, a foundation whose goal is to expand healthcare access and promote improvements in the health status of the people of California, and (since 1997) the Robert A. Toigo Foundation, whose goal is to increase participation of minorities in the financial services industry.

     PETER STEEN is seeking to retire from the board this year for personal reasons. Mr. Steen will not continue his service on the Board following the Meeting and the election of the Company's new directors. The Company appreciates his many years of service to the Company and the valuable insight he brought as a member of the Board.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board met 16 times during 2001. Each director attended 75% or more of the total number of meetings of the Board and committees on which he served that were held during 2001 (or such portion thereof for which he was a director or committee member, as the case may be). The Board has established, among others, the following standing committees:

     AUDIT COMMITTEE. The Audit Committee held two meetings during 2001. From May 2001 to present, the Audit Committee has been comprised of three members, Messrs. MacNaught (Chairman), Steen and Mazurek. The Committee was comprised of Messrs. Schwinden (Chairman) and James from January 1 to February 12, 2001 and Mr. McAllister also served on the committee from January 9, 2001 to February 12, 2001, resigning from the committee on February 12, 2001 when he was appointed an officer of the Company. Since January 1, 2001, the members of the Audit Committee have been "independent," as defined in Sections 303.01(B)(2)(a) and
(3) of the New York Stock Exchange's listing standards. The Audit Committee reviews the accounting principles and procedures of the Company and its annual financial reports and statements, recommends to the Board the engagement of the Company's independent auditors, reviews with the independent auditors the plans and results of the auditing engagement and considers the independence of the Company's auditors. The Board adopted a written charter for the Audit Committee, a copy of which was included as an Exhibit to the Company's 2001 Proxy Statement.

     NOMINATING COMMITTEE. The Nominating Committee held no meetings during 2001. The Committee was comprised of Messrs. Steen (Chairman), Donald and Nettles from January 2001 to February 2001. When Mr. Nettles retired from the Company in February 2001, Mr. McAllister was appointed to replace him. In May 2001, the Nominating Committee was renamed the Corporate Governance Committee and was comprised of Messrs. Steen (Chairman) and Gilbert until December 2001. In December 2001, the Corporate Governance and Nominating Committees were split into two committees. The Nominating Committee is currently comprised of Messrs. James (Chairman), Gilbert and MacNaught. The principal responsibilities of the Nominating Committee are to identify and recommend to the Board individuals with the appropriate skills and background to fill vacancies on the Board as they arise.

     COMPENSATION COMMITTEE. The Compensation Committee held six meetings during 2001. Since December 2001, the Compensation Committee has been comprised of Messrs. Gilbert (Chairman), James and Guzman. From May to December 2001, the Committee was comprised of Messrs. Gilbert (Chairman), Kearney and Guzman; from January to May 2001, it was comprised of Messrs. Gilbert (Chairman), Donald and Guzman. Mr. Kearney resigned from the Committee on December 17, 2001, the date on which the Company announced he would be retained as a consultant. The principal responsibilities of the Compensation

Committee are to establish policies and determine matters involving executive compensation, recommend changes in employee benefit programs, approve the grant of stock options and stock awards under the Company's stock plans and provide assistance to management regarding key personnel selection.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee was, at any time during 2001, an officer or employee of the Company. No executive officer of the Company has served on the Board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board.

DIRECTOR COMPENSATION

     Each non-employee director receives an annual fee of $15,000. In addition, the Company pays each non-employee director $1,000 per meeting of the Board attended. Non-employee members of all committees of the Board (with the exception of the chairman of each standing committee), receive fees of $1,000 for each committee meeting attended; however, the chairman of each standing committee of the Board receives a fee of $1,500 for each committee meeting attended. All directors are reimbursed for reasonable travel expenses. From October 2001 to January 2002, the Board had a special committee for evaluating the Company's operations and strategic alternatives. The members of this committee were Messrs. Gilbert (Chairman), Kearney and James, and each received $10,000 for his participation in the committee.

     The 1998 Equity Incentive Plan (the "1998 Plan") provides that each non-employee director will be granted nonqualified stock options ("NSOs") to purchase 10,000 shares of Common Stock, vesting in six months, upon his or her initial election to the Board. An additional NSO to purchase 5,000 shares of Common Stock will be granted to each non-employee director on his or her next three reappointments or re-elections, vesting six months after each such grant. The exercise price of options granted to non-employee directors under the 1998 Plan will be the fair market value of one share of Common Stock on the date of grant. A non-employee director may elect not to accept such options.

           EXECUTIVE COMPENSATION AND OTHER COMPENSATION INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid by the Company to its Chief Executive Officers and its four other most highly-compensated executive officers in 2001. The table includes William E. Nettles, who served as Chairman and Chief Executive Officer until February 12, 2001, and Harry C. Smith, who served as President and Chief Operating Officer until January 8, 2002. As used in this Proxy Statement, the term "Named Executive Officers" means all persons identified in the Summary Compensation table.

                                                                                      LONG-TERM
                                          ANNUAL COMPENSATION                    COMPENSATION AWARDS
                                    --------------------------------   ---------------------------------------
                                                           OTHER       SECURITIES
                                                           ANNUAL      UNDERLYING                  ALL OTHER
                                    SALARY     BONUS    COMPENSATION    OPTIONS      RESTRICTED   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR     ($)       ($)        ($)(1)         (#)          STOCK       ($)(2)(3)
---------------------------  ----   -------   -------   ------------   ----------    ----------   ------------
Francis R. McAllister(4)...  2001   464,065        --          --        85,000(9)     11,823        10,827
  Chairman and Chief
  Executive Officer
Harry C. Smith(5)..........  2001   300,691        --          --        35,000(5)      5,104(5)        684
  President and Chief        2000   253,325   148,195      60,172        10,000            --           684
  Operating Officer          1999    79,487    33,330      40,841        40,000            --           228
James A. Sabala............  2001   200,446        --      98,153        15,000         3,802        10,884
  Vice President and Chief   2000   182,000    59,105          --        17,000            --        10,109
  Financial Officer          1999   182,083    91,250          --        45,000            --        10,389
Robert M. Taylor(6)........  2001   185,654        --          --        10,000         2,604        10,884
  Vice President, East       2000    99,999    27,075       4,992        15,000            --         3,081
  Boulder Mine Operations
Ronald W. Clayton(7).......  2001   185,339        --      40,952         6,250         2,604        10,884
  Vice President,            2000    65,411    16,922      35,922        15,000            --         3,342
  Stillwater Mine
  Operations
William E. Nettles(8)......  2001    45,430        --          --            --            --       616,179
  Chairman and Chief         2000   360,000   145,000          --        80,000            --        11,184
  Executive Officer          1999   360,000   180,000      21,178       150,000            --        10,389

---------------

(1) Amount includes reimbursement in 2001 for relocation expenses of $21,178 for Mr. Nettles in 1999; $60,172 and $40,841 for Mr. Smith in 2000 and 1999;
    $98,153 for Mr. Sabala in 2001; $4,922 for Mr. Taylor in 2000; and $35,922
    for Mr. Clayton in 2000 and $40,952 in 2001.

(2) Amounts include life insurance premium payments during 2001 of $627 for Mr. McAllister, $114 for Mr. Nettles, $684 for Messrs. Smith, Sabala, Taylor and Clayton.

(3) Amounts include 401(k) matching contributions made by the Company during 2001 of $2,125 for Mr. Nettles and $10,200 for Messrs. McAllister, Sabala, Taylor and Clayton.

(4) Mr. McAllister was appointed as an executive officer on February 12, 2001. 2001 compensation amounts represent compensation for February 12 to December 31, 2001. See "Employment Agreements."

(5) Mr. Smith was appointed as an executive officer on September 1, 1999. 1999 compensation amounts represent compensation for September 1 through December 31, 1999. Mr. Smith received 5,104 shares of Restricted Stock based upon his performance in 2001. Mr. Smith resigned as an executive officer on January 8, 2002. Includes 23,334 stock options which were forfeited when Mr. Smith resigned from the Company.

(6) Mr. Taylor was appointed as an executive officer on May 9, 2000. 2000 compensation amounts represent compensation for May through December 31, 2000.

(7) Mr. Clayton was appointed as an executive officer on July 14, 2000. 2000 compensation amounts represent compensation for July through December 31, 2000.

(8) Mr. Nettles resigned as an executive officer and director of the Company on February 12, 2001. See "Employment Agreements." The amounts listed under "Salary" represent compensation for January 1 through February 12, 2001. The "other compensation" amount of $616,179, is comprised of (i) $2,125 in employer matching contributions to his 401(k) plan between January 1 and February 12, 2001, (ii) a $482,771 payment pursuant to his retirement agreement, representing two years' salary and bonus (See "Employment Agreements"), (iii) $90,000 in lieu of notice, (iv) $20,769 in lieu of accrued vacation, (v) $20,400 in lieu of employer matching 401(k) contributions with respect to the period between February 12, 2001 and February 12, 2004 and (vi) $114 in life insurance premiums.

(9) Includes options to acquire 10,000 shares received upon his appointment as a non-employee director, before he was appointed as an executive officer of the Company.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Messrs. McAllister, Sabala, Clayton and Taylor. The Company also had (x) an employment agreement with Mr. Smith and (y) a letter agreement with Mr. Nettles, under which Mr. Nettles receives certain severance payments and benefits since his retirement from the Company.

     FRANCIS R. MCALLISTER. The Company entered into an employment agreement with Mr. McAllister, which became effective on February 12, 2001 and was amended on July 17, 2001. The agreement has an initial term ending February 11, 2004, which term is continued for subsequent one-year periods unless terminated, provided that following a change of control, the term will continue for no less than 24 additional months. It is terminable by the Company or Mr. McAllister at any time upon written notice. Mr. McAllister's agreement provides for, among other things:

     - an annual base salary of $500,000;

     - a performance-based cash bonus to be determined by the Board, with a target of 50% of base salary, a maximum of which is 100% of base salary and with no guaranteed minimum payment; and

     - the grant of an option to purchase 75,000 shares of Common Stock, of which 25,000 shares become exercisable on each of February 12, 2002, 2003 and 2004.

     If Mr. McAllister is terminated by the Company without cause (as defined in the agreement) or if he resigns voluntarily for good reason (as defined in the agreement), at any time other than within two years following a change of control (as defined in the agreement), he is entitled upon signing a release of claims against the Company, to the following:

     - a pro rata portion of the target bonus for the year in which his termination occurs;

     - an amount equal to two times the sum of his annual base salary and target annual bonus, each as in effect as of the date of his termination, which amount will be paid in equal installments over 24 months from the date of termination;

     - continued participation in the Company's employee benefit plans and policies for a period of 24 months or until he receives similar coverage from a subsequent employer; and

     - accelerated vesting of any unvested stock options.

     If Mr. McAllister is terminated by the Company without cause or he resigns voluntarily for good reason, within two years following a change of control, then in lieu of the payments and benefits described above, Mr. McAllister will be entitled to the following:

     - a lump sum cash payment in an amount equal to three times his annual base salary and three times the higher of (x) his target bonus or (y) his annual bonus paid or payable for the most recently completed calendar year during his employment;

     - continued participation in the Company's benefit plans and policies for a period of three years or less if he receives similar benefits from subsequent employment; and

     - full vesting of options, with the options remaining exercisable for a period of ten years from the grant date.

     Mr. McAllister will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), if his after-tax benefit (assuming he received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The employment agreement also contains a customary nondisclosure covenant, a one-year covenant not to compete and not to solicit employees of the Company, an agreement by the Company to indemnify Mr. McAllister, as permitted by law, against any claim resulting from the performance of his duties as an officer or director of the Company, and an agreement by the Company to use commercially reasonable efforts to obtain and maintain customary directors' and officers' liability insurance covering Mr. McAllister.

     JAMES A. SABALA. Mr. Sabala's employment agreement became effective on July 17, 2001 and had an initial term ending on December 31, 2001. The agreement is to be continued from year to year unless altered or terminated; provided that, following a change of control (as defined in the agreement), the term will continue for no less than 24 additional months. The agreement provides for:

     - an initial base salary of $200,000;

     - a performance-based cash bonus to be determined by the Board, with a target of 35% of base salary and a cap of 70% of base salary; and

     - a relocation reimbursement of $98,152.

     If the Company terminates Mr. Sabala's employment without cause (as defined in the agreement) or if he resigns voluntarily for good reason (as defined in the agreement), at any time other than within two years following a change of control, Mr. Sabala is entitled to:

     - a pro rata portion of the target bonus for the year in which their termination occurs;

     - an amount equal to the sum of his annual base salary and target annual bonus, each as in effect as of the date of his termination, which amount will be paid in equal installments over 24 months from the date of termination; and

     - continued participation in the Company's employee benefit plans and policies for a period of 24 months or until he receives similar coverage from a subsequent employer.

     If the Company terminates Mr. Sabala's employment without cause, or if Mr. Sabala resigns for good reason, within two years of the change of control, Mr. Sabala will be entitled to:

     - a lump sum payment equal to two times the sum of (x) his annual base salary at a rate in effect immediately prior to the change of control or on the date of termination, whichever is higher and (y) his target bonus in effect immediately prior to the change of control or on the termination date, whichever is higher; and

     - continued participation in the Company's employee benefit plans and policies for a period of 24 months or until he receives similar coverage for subsequent employment.

     Mr. Sabala will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Code if his after-tax benefit (assuming he received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The employment agreement also contains a customary nondisclosure covenant and a one-year covenant not to compete.

     RONALD W. CLAYTON AND ROBERT M. TAYLOR. The agreements of Messrs. Clayton and Taylor each became effective on July 17, 2001 and had initial terms ending on December 31, 2001. The terms are to be continued from year to year unless altered or terminated; provided that, following a change of control, the terms will continue for no less than 24 additional months. The agreements entitle each of Messrs. Clayton and Taylor to receive:

     - an initial base salary of $185,000; and

     - a performance-based cash bonus to be determined by the Board, with a target of 30% of base salary and a cap of 60% of base salary.

     If the Company terminates either executive's employment without cause or if they resign voluntarily for good reason, at any time other than within two years following a change of control, such executive is entitled to:

     - an amount equal to the sum of his annual base salary and target annual bonus, each as in effect as of the date of his termination. This amount will be paid in equal installments over 12 months from the date of termination.

     If the Company terminates either executive's employment without cause, or if such executive resigns for good reason, within two years of the change of control, he will be entitled to:

     - a lump sum payment equal to 1.5 times the sum of (x) his annual base salary at a rate in effect immediately prior to the change of control or on the date of termination, whichever is higher, plus (y) target bonus in effect immediately prior to the change of control or on the termination date, whichever is higher; and

     - continued participation in all employee benefit plans and policies for a period of 18 months or until he receives similar coverage from a subsequent employer.

     Each of Messrs. Taylor and Clayton will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under
Section 4999 of the Code if his after-tax benefit (assuming they received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The employment agreements also contain a customary nondisclosure covenant and a one-year covenant not to compete.

     WILLIAM E. NETTLES. Mr. Nettles served as the Company's Chairman and Chief Executive Officer from August 1997 until his resignation on February 12, 2001. Mr. Nettles no longer serves as an officer or director of the Company. The Company entered into a letter agreement with Mr. Nettles which provided for Mr. Nettles' retirement from employment with the Company and resignation from the Board, effective February 12, 2001. Mr. Nettles' agreement provides that he will receive certain benefits and payments, including:

     - vesting of all previously granted but unvested options;

     - up to $50,000 in post-employment placement services;

     - 24 months of medical benefits and life insurance;

     - a total of $1,335,400 in severance, previously earned bonus and other payments; and

     - up to $5,000 in attorney's fees for the negotiation of the agreement.

     The letter agreement also requires the Company to continue to provide director's, officer's and corporate liability insurance to Mr. Nettles to the extent provided to other current and former directors and officers of the Company.

     In consideration of these benefits and payments, Mr. Nettles executed a release in favor of the Company with respect to all rights, claims and causes of action arising on or before the date of the agreement. The Company released Mr. Nettles from all claims related to his employment with the Company.

     The non-competition and confidentiality provisions of Mr. Nettles' employment agreement remain in effect. These provisions provide that (a) for one year following his cessation of employment with the Company, Mr. Nettles will not, without the Company's written permission, compete with Company and

(b) for three years following his cessation of employment with the Company, Mr. Nettles will not use for his own benefit, or without the Company's written permission disclose to any person, any of the Company's confidential information or trade secrets which were obtained by him while employed by the Company.

     Prior to his retirement, Mr. Nettles' employment was governed by an employment agreement with the Company, which became effective on August 10, 1998. The agreement had an initial term ending on December 31, 2000, which was extended until his retirement. The agreement was terminable by the Company or Mr. Nettles upon 90 days' notice.

     Under the agreement, Mr. Nettles was entitled to receive:

     - an initial base salary of $325,000, subject to adjustment;

     - a performance based cash bonus in an amount to be determined by the Board (the target of which was 50% of base salary and a cap of 100% of base salary);

     - options to purchase 80,000 shares of Common Stock; and

     - employee benefits.

     If the Company had terminated Mr. Nettles' employment without cause or if he had resigned voluntarily for good reason, at any time other than within two years following a change of control, Mr. Nettles would have been entitled to:

     - an amount equal to his annual base salary plus his target bonus;

     - continued employee benefits for a three-year period following the date of termination, if such termination occurred within the initial employment term, and for a two-year period following the date of termination if such termination occurred after the initial employment term; and

     - any previously unvested options or restricted stock held by Mr. Nettles would immediately vest.

     In the event of a change of control of the Company, if the Company had terminated Mr. Nettles without cause, or Mr. Nettles resigned for good reason, within two years of the change of control, Mr. Nettles would have been entitled to:

     - receive 300% of his annual base salary and 300% of the higher of (x) his target bonus or (y) his annual bonus paid or payable for the most recently completed fiscal year during his employment, in a lump sum; and

     - a continuation of employee benefits for three years and any accrued compensation or unreimbursed expenses.

     The employment agreement also contained a customary nondisclosure covenant, a one-year covenant not to compete and an agreement by the Company to use commercially reasonable efforts to obtain and maintain customary directors' and officers' liability insurance covering Mr. Nettles. Under the employment agreement, the Board agreed to use its reasonable best efforts to cause Mr. Nettles to be elected to serve as a director.

     HARRY C. SMITH. Mr. Smith's employment agreement became effective on July 17, 2001 and had an initial term which ended on December 31, 2001. Mr. Smith resigned as an executive officer of the Company on January 8, 2002. Mr. Smith's agreement provided for:

     - an initial base salary of $300,000; and

     - a performance-based cash bonus to be determined by the Board, with a target of 40% of base salary and a cap of 80% of base salary.

     If the Company had terminated Mr. Smith's employment without cause or if he had resigned voluntarily for good reason, at any time other than within two years following a change of control, Mr. Smith would have been entitled to:

     - a pro rata portion of the target bonus for the year in which his termination occurred;

     - an amount equal to the sum of his annual base salary and target annual bonus, each as in effect as of the date of his termination. This amount would have been paid in equal installments over 12 months from the date of termination; and

     - continued participation in the Company's employee benefit plans and policies for a period of 12 months or until he received similar coverage from a subsequent employer.

     If the Company had terminated Mr. Smith's employment without cause, or if Mr. Smith resigned for good reason, within two years of the change of control, Mr. Smith would have been entitled to:

     - a lump sum cash payment equal to 2 times the sum of (x) of his annual base salary at a rate in effect immediately prior to the change of control or on the date of termination, and (y) his target bonus in effect immediately prior to the change of control or on the termination date, whichever was higher; and

     - continued participation in the Company's employee benefit plans and policies for a period of 24 months or until he received similar coverage from a subsequent employer.

     Under the employment agreement, Mr. Smith was entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under
Section 4999 of the Code if his after-tax benefit (assuming he received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The employment agreement also contains a customary nondisclosure covenant and a one-year covenant not to compete.

     STEPHEN V. KEARNEY. On January 21, 2002, the Company retained Mr. Kearney, a member of its Board, as an advisor of the Company to provide operational oversight and to assist the Company in its efforts to increase productivity and reduce operating costs and capital. The Company has agreed to pay Mr. Kearney's living and moving expenses and reimburse him for meals. The Company's arrangement with Mr. Kearney provides for:

     - an annual retainer of $150,000 payable in 12 monthly installments;

     - a performance-based cash bonus to be determined by the Board, with a target of 40% of the retainer and a cap of 80% of the retainer; and

     - options to purchase 40,000 shares of Common Stock.

     Mr. Kearney will be required to agree to a customary nondisclosure covenant effective during his term and for 12 months after termination of the agreement. The Company will also provide Mr. Kearney with customary directors' and officers' liability insurance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of the Section 16(a) reports and written representations the Company has received, the Company believes that during 2001, all of its directors, executive officers and greater than 10% beneficial owners had timely filed all required reports.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options under the 1998 Plan to the Named Executive Officers in 2001. The Company has not granted any stock appreciation rights.

                                NUMBER OF    % OF TOTAL                             POTENTIAL REALIZED VALUE AT
                                SECURITIES    OPTIONS                                 ASSUMED ANNUAL RATES OF
                                UNDERLYING   GRANTED TO                            STOCK PRICE APPRECIATION FOR
                                 OPTIONS     EMPLOYEES    EXERCISE                        OPTION TERM(3)
                                 GRANTED     IN FISCAL      PRICE     EXPIRATION   -----------------------------
NAME                              (#)(1)        YEAR      ($/SH)(2)      DATE           5%              10%
----                            ----------   ----------   ---------   ----------   -------------   -------------
Francis R. McAllister.........    75,000       14.51%      $35.10      11/02/12     $1,655,565      $4,195,527
                                  10,000        1.93%      $38.76      11/01/09       $243,760        $617,735
Harry C. Smith................    35,000(4)     6.77%      $37.97      01/01/11       $835,770      $2,118,004
James A. Sabala...............    15,000        2.90%      $37.97      01/01/11       $358,187        $907,716
Robert M. Taylor..............    10,000        1.93%      $37.97      11/01/11       $238,791        $605,144
Ronald W. Clayton.............     6,250        1.21%      $37.97      11/01/11       $149,245        $378,215
William E. Nettles............    80,000(5)    19.13%      $30.44      01/14/10     $1,531,358      $3,880,763

---------------

(1) The options vest and become exercisable in three equal annual installments on the anniversary date of the date of grant, subject, in the case of Mr. Nettles, to accelerated vesting which occurred upon his retirement from service to the Company as set forth in his letter agreement dated February 12, 2001.

(2) The exercise price for each grant is equal to 100% of the fair market value of a share of Common Stock on the date of grant.

(3) Assumed values result from the indicated prescribed rates of stock price appreciation through the expiration date. The actual value of these option grants is dependent on the future performance of the Common Stock.

(4) Includes 23,334 stock options which were forfeited when Mr. Smith resigned from the Company on January 8, 2002.

(5) Mr. Nettles received these options in 2001 with respect to services performed in 2000. Such options were also disclosed in the Company's 2001 Proxy Statement.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth information with respect to the Named Executive Officers concerning options exercised during 2001, the value realized upon exercise and the number and value of unexercised options held as of December 31, 2001. The Company has not granted any stock appreciation rights.

                                                        NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                       SHARES ACQUIRED    VALUE        UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                         ON EXERCISE     REALIZED       OPTIONS AT 12/31/01                  AT 12/31/01
NAME                         (#)           ($)      EXERCISABLE/UNEXERCISABLE(1)   EXERCISABLE/UNEXERCISABLE(1)(2)
----                   ---------------   --------   ----------------------------   -------------------------------
Francis R.
  McAllister.........          --              --          10,000/75,000                           $0/$0
William E. Nettles...      14,283        $224,957              478,576/0                     $938,592/$0
Harry C. Smith.......          --              --               44,998/0                           $0/$0
James A. Sabala......          --              --          80,666/41,334                      $80,624/$0
Robert M. Taylor.....          --              --           5,000/20,000                           $0/$0
Ronald W. Clayton....          --              --           5,000/16,250                           $0/$0

---------------

(1) All the vesting and exercisability of all options held by Mr. Nettles accelerated upon his retirement from service to the Company as set forth in his letter agreement dated February 12, 2001.

(2) Amounts shown in this column represent the market value of the underlying Common Stock at December 31, 2001 of $18.50 per share less the exercise price. The actual value, if any, that an executive officer may realize will depend upon the amount by which the market price of the Common Stock exceeds the exercise price when the options are exercised.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

     POLICY. The Compensation Committee of the Board is responsible for establishing and administering the Company's compensation policies and plans for the Chief Executive Officer and the other executive officers of the Company (collectively, the "executive officers"), and for making recommendations to the full Board with respect to executive compensation matters. The objectives of the compensation plan are to ensure the Company is able to attract and retain the highest caliber executives and promote the alignment of management's interests with those of the stockholders, while also ensuring that corporate and individual performance parameters represent a significant component of the total compensation package. Performance is gauged by the Compensation Committee in terms of both corporate and individual contributions to the Company. These include safety, net earnings to common stockholders, metal production volumes and costs, successful implementation of risk mitigation and management programs, environmental stewardship, progress in the expansion program and other factors.

     The Compensation Committee's policy is to construct a compensation package that works to the benefit of stockholders and management through balancing both short and long-term components of the compensation plan. The Compensation Committee believes that through a properly balanced plan, management can be motivated to continually outperform their peer group, without sacrificing long-term performance and growth. The compensation plan adopted by the Board integrates a combination of base salary and annual quantitative performance incentives with additional discretionary awards, plus restricted stock and option grants. The compensation plan included grants of shares or restricted stock for 2001 performance which will vest in July 2002. The plan also includes grants of restricted stock for 2002 performance which are currently scheduled to vest in January 2005, but 25% of the shares could vest at the end of each quarter of 2002 if certain performance targets are met in such quarter. The option grants were issued with an exercise price equal to the market price of the stock on the date of issue.

     BASIS OF COMPENSATION. The Compensation Committee is responsible for retaining and using outside independent compensation consultants and uses various mining industry compensation surveys in its establishment of and amendments to executive compensation plans. The Compensation Committee's policy is to align executive officers' base salaries at the approximate median for the Company's primary "comparator" group, comprised of certain mining, metal/chemical processing and environmental product companies, determined by an independent compensation consultant to have similar pay levels and/or pay scales as the Company.

     BASE SALARY. The initial base salary payable to an executive officer is determined pursuant to the terms of the executive officer's employment agreement and is adjusted annually at the discretion of the Compensation Committee, which takes into account comparator group salary median. Base salaries for new executive officers are determined by individual experience and planned responsibilities within the Company and are set in relation to a comparator group median. Additional base salary adjustments are made annually where substantive changes occur in the responsibilities of an executive officer. Base salaries are generally reviewed in January of each year; however, depending upon when a new executive officer joins the Company, a salary review may take place in June.

     INCENTIVE SHORT-TERM COMPENSATION. Each executive officer's employment agreement provides for an incentive payable at the discretion of the Compensation Committee. Annual calendar year incentives are based upon a purely quantitative formula, although the Compensation Committee maintains the right to recommend increases or decreases in these amounts. Executive officers' annual incentives have targets and maximum caps as a percentage of the annual base salary. Maximum caps are twice the target values. During 2001, target incentives were tied to a system which distinguished between production and projects, recognizing that each of these functions is critical to the success of the Company. The targets were further tied to the Company's overall safety record. In 2001, incentives were less than 2000 incentives due to the Company's safety performance in 2001. Incentives for 2001 were awarded in the form of restricted stock. Annual target incentives are set each year relative to the annual business plan and a comparator group median and vary with each executive officer's position within the Company. For 2002, officers have received restricted stock grants directly tied to achievement of the safety goals, targets in the Company's recently adopted plan for optimizing its production at the Stillwater and East Boulder Mines (the "Optimization Plan") and to enhance the Company's ability to retain executives critical to its business.

     OPTION GRANTS -- LONG-TERM INCENTIVE COMPENSATION. The Company provides additional incentive through the annual discretionary grant of stock options under the Company's stock option plans. The purpose of the stock option plans is to reward and provide incentives for executive officers, employees, non-employee directors and consultants of the Company. Such stock options are the dominant component of long-term remuneration within the total compensation package. Stock options granted to executive officers have a life of ten years, and vest in equal installments over three years. Stock option grants as a form of long-term compensation were used by over 90% of the comparator group companies during 2001. Stock options are granted at an exercise price equal to the market price of the stock on the date of issue. The Compensation Committee views such option grants as a core component of the policy of management incentive and performance motivation, which also further align the interests of management with those of the owners of the Company. The Compensation Committee has and will continue to examine alternative option grant strategies, and plans and other mechanisms for providing equity linked compensation for management. The Compensation Committee believes that the current plan offers a responsible basis for management's short and long-term balance of risk to return for stockholders. Option grant amounts take into account the projected future value of grants, which is based upon the price of the underlying shares, so future grant amounts may also fluctuate appreciably from year to year.

     For 2001, the Company has granted shares of restricted stock to provide motivation for executives to achieve the safety goals, Optimization Plan targets and to enhance the Company's ability to retain executives critical to its business. The restrictions on these will lapse in July 2002. The Company has also granted restricted shares for 2002 to provide motivation to achieve the same goals. The restrictions on the 2002 shares are scheduled to lapse in 2005, but restrictions on portions of these shares could lapse at the end of each quarter of 2002 if certain performance targets are met in such quarter.

     CHAIRMAN AND CHIEF EXECUTIVE OFFICER'S 2001 COMPENSATION. Mr. McAllister's base salary of $500,000 during 2001 was based upon research reports by an independent consulting firm, with the goal of positioning his compensation approximately at the median level of his peers in the comparator group. In 2001, Mr. McAllister was granted options to purchase 75,000 shares of Common Stock, vesting over a period of three years for his commencement of duties as Chairman and Chief Executive Officer of the Company. In addition, Mr. McAllister was granted options to purchase 10,000 shares of common stock vesting over a six-month period, due to his initial appointment as a director of the Company. In establishing Mr. McAllister's initial base salary, bonus and option grant, the Compensation Committee considered compensation paid to chief executive officers within the comparator group. In 2001, Mr. McAllister received an incentive award of 11,823 shares of restricted stock valued at $227,000.

     SECTION 162(m). Under Section 162(m) of the Code, federal income tax deductions of publicly traded companies may be limited to the extent total compensation (including base salary, annual incentive, restricted stock awards, stock options exercises, and non-qualified benefits) for certain executive officers exceeds $1 million in any one year. Any gain realized by an executive officer upon the exercise of a stock option granted under the 1998 Plan should be exempt from such limit. The Compensation Committee considers it highly unlikely that the total compensation paid to any employee under the Company's other compensation vehicles would exceed $1 million in any one year in the near future. In making future compensation decisions, the Compensation Committee will take into account the cost to the Company of exceeding the deduction limit of
Section 162(m).

                                          Richard E. Gilbert, Chairman
                                          Apolinar Guzman
                                          Patrick M. James

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except as provided in this Proxy Statement under the heading "Executive Compensation and Other Information -- Employment Agreements" and in Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 in the Company's Form 10-Q filed with the SEC on October 26, 2001 and Exhibit 10.18 in the Company's 2001 Form 10-K, which information is incorporated herein by reference, since January 1, 2001 there has not been at any time any relationship or related transaction which the Company would be required to disclose under Item 404 of Regulation S-K, and no such relationship or related transaction is proposed as of the date of this Proxy Statement.

                               OTHER INFORMATION

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on Common Stock, with the cumulative total return on the following indices, assuming an initial investment of $100 on December 31, 1996 and the reinvestment of all dividends: (i) the S&P 500, (ii) the Russell 2000 and (iii) the S&P Gold & Precious Metals Mining Index. The performance shown is not necessarily indicative of future performance.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                        AMONG STILLWATER MINING COMPANY,
                  THE S & P 500 INDEX, THE RUSSELL 2000 INDEX
               AND THE S & P GOLD & PRECIOUS METALS MINING INDEX

                                    [GRAPH]

--------------------------------------------------------------------------------
                                        CUMULATIVE TOTAL RETURN
                       ---------------------------------------------------------
                        12/96     12/97     12/98     12/99     12/00     12/01
--------------------------------------------------------------------------------
 Stillwater Mining
  Company              100.00     93.10    220.69    263.79    325.66    153.10
 S & P 500             100.00    133.36    171.47    207.56    188.66    166.24
 Russell 2000          100.00    122.36    119.25    144.60    140.23    143.71
 S & P Gold &
  Precious Metals
  Mining               100.00     65.67     57.58     55.47     45.69     51.85

* $100 invested on 12/31/96 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

     The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of
Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

     The Company's Audit Committee is comprised of three independent members. Each member is able to read and understand fundamental financial statements and at least one of whom has past employment experience in finance or accounting or other comparable experience. The Audit Committee reviews the accounting principles and procedures of the Company and its annual financial reports and statements, recommends to the Board of Directors the engagement of the Company's independent accountants, reviews with the independent accountants the plans and results of the auditing engagement and considers the independence of the Company's auditors.

     The main function of the Audit Committee is to ensure that effective accounting policies are implemented and that internal controls are put in place in order to deter fraud, anticipate financial risks and promote accurate, high quality and timely disclosure of financial and other material information to the public markets, the Board and the stockholders. The Audit Committee also reviews and recommends to the Board the approval of the annual financial statements and provides a forum, independent of management, where the Company's auditors can communicate any issues of concern.

     The independent members of the Audit Committee believe that the present composition of the Committee accomplishes all of the necessary goals and functions of an audit committee as recommended by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees and adopted by the U.S. stock exchanges and the Securities & Exchange Commission. In accordance with the promulgated new rules regarding audit committees, the Audit Committee has adopted a formal, written charter approved by the full Board of Directors of the Company. The charter specifies the scope of the Audit Committee's responsibilities and how it should carry out those responsibilities. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2001, with the Company's management. The Audit Committee has discussed with KPMG LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), has considered whether the provision of non-audit services provided by KPMG LLP to the Company is compatible with maintaining KPMG LLP's independence and has discussed the independence of KPMG LLP with that firm.

     Based on the review and discussions with the Company's auditors for the fiscal year ended December 31, 2001, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company's Annual Report on Form 10-K.

                                          Malcolm W. MacNaught, Chairman
                                          Joseph P. Mazurek
                                          Peter Steen

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table includes information available to the Company as of April 1, 2002 concerning the beneficial ownership of Common Stock by: (i) stockholders known to the Company to beneficially own more than 5% of the Common Stock; (ii) each person that in the past fiscal year was a director or executive officer of the Company; and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

                                                                           PERCENT
NAME OF BENEFICIAL OWNER                                       AMOUNT      OF CLASS
------------------------                                      ---------    --------
Prudential Financial, Inc.(1)...............................  3,317,973      7.70%
Jennison Associates LLC(2)..................................  3,181,943      7.38%
State Street Research & Management Company(3)...............  2,139,500      4.96%
Franklin Resources, Inc.(4).................................  1,947,508      4.52%
Ronald W. Clayton(5)........................................     15,592         *
Douglas D. Donald(6)........................................     33,750         *
Richard E. Gilbert(7).......................................     41,000         *
Apolinar Guzman(8)..........................................     30,000         *
Patrick M. James(9).........................................     15,000         *
Stephen V. Kearney(10)......................................     10,000         *
Malcolm W. MacNaught(11)....................................     12,000         *
Joseph P. Mazurek(12).......................................     10,000         *
William E. Nettles(13)......................................    500,001      1.15%
Francis R. McAllister(14)...................................     82,578         *
Sheryl K. Pressler..........................................        -0-         *
James A. Sabala(15).........................................    121,082         *
Ted Schwinden(16)...........................................     33,150         *
Harry C. Smith (17).........................................     53,264         *
John R. Stark (18)..........................................     19,525         *
Peter Steen (19)............................................     33,750         *
Robert M. Taylor (20).......................................     21,916         *
All directors and executive officers as a group (17
  persons)(5)-(20)..........................................  1,032,608      2.35%

---------------

  *  Indicates ownership of less than 1%.

 (1) Information is based on the Schedule 13G/A filed with the SEC on February 14, 2002 by Prudential Financial, Inc. Prudential has sole voting power over 440,000 shares and shared dispositive power over 2,877,973 shares. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102-3777.

 (2) Information is based on the Schedule 13G filed with the SEC on February 4, 2002 by Jennison Associates LLC. Jennison has sole voting power over 3,181,943 shares and shared dispositive power over 3,181,943 shares. The address of Jennison Associates LLC is 466 Lexington Avenue, New York, NY 10017.

 (3) Information is based upon the Schedule 13G filed with the SEC on February 14, 2002 by State Street Research & Management Company. State Street has sole voting and sole dispositive power over 2,139,500 shares, and shared voting power and shared dispositive power over 0 shares. The address of State Street Research & Management Company is One Financial Center, 30th Floor, Boston, MA 02111-2690. Based upon such 13G, as of April 1, 2002, State Street beneficially owned less than 5% of the Common Stock.

 (4) Information is based upon the Schedule 13G filed with the SEC on February 14, 2002 by Franklin Resources, Inc., Charles B. Johnson, and Rupert H. Johnson, Jr. Messrs. Johnson and Johnson each own in excess of 10% of the outstanding Franklin Common Stock and are the principal shareholders of

     Franklin. Franklin, in its capacity as investment adviser, may be deemed to beneficially own all of such shares which are held of record by its clients. Franklin has sole voting power over 0 shares and sole dispositive power over 0 shares. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403-1906. Based upon such 13G, as of April 1, 2002, Franklin beneficially owned less than 5% of the Common Stock.

 (5) Includes 7,083 shares issuable upon exercise of stock options, 8,385 shares of restricted stock, 109 shares in his 401(k) plan and 15 shares owned by Mr. Clayton's spouse.

 (6) Mr. Donald resigned as a director on May 24, 2002. Share ownership information is based on Company records as of the date of his resignation. Includes 33,750 shares issuable upon exercise of stock options. (Exceeds 25,000 share limitation under the 1998 Equity Incentive Plan due to the 1998 stock split.)

 (7) Includes 30,000 shares issuable upon exercise of stock options. (Exceeds 25,000 share limitation under the 1998 Equity Incentive Plan due to the 1998 stock split.)

 (8) Includes 30,000 shares issuable upon exercise of stock options. (Exceeds 25,000 share limitation under the 1998 Equity Incentive Plan due to the 1998 stock split.)

 (9) Includes 15,000 shares issuable upon exercise of stock options.

(10) Includes 10,000 shares issuable upon exercise of stock options.

(11) Includes 10,000 shares issuable upon exercise of stock options.

(12) Includes 10,000 shares issuable upon exercise of stock options.

(13) Includes 478,576 shares issuable upon exercise of stock options.

(14) Includes 35,000 shares issuable upon exercise of stock options, 37,864 shares of restricted stock and 1,336 shares in his 401(k) plan.

(15) Includes 106,333 shares issuable upon exercise of stock options, 12,135 shares of restricted stock and 114 shares in his 401(k) plan.

(16) Mr. Schwinden resigned as a director on May 24, 2002. Share ownership information is based on Company records as of the date of his resignation. Includes 33,150 shares issuable upon exercise of stock options held by the Ted Schwinden Revocable Living Trust.

(17) Includes 44,998 shares issuable upon exercise of stock options and 5,104 shares of restricted stock. Mr. Smith resigned as an executive officer of the Company on January 8, 2002.

(18) Includes 11,499 shares issuable upon exercise of stock options, 7,709 shares of restricted stock and 321 shares in his 401(k) plan.

(19) Includes 33,750 shares issuable upon exercise of stock options. (Exceeds 25,000 share limitation under the 1998 Equity Incentive Plan due to the 1998 stock split.)

(20) Includes 13,333 shares issuable upon exercise of stock options, 8,385 shares of restricted stock and 201 shares in his 401(k) plan.

                                  PROPOSAL TWO

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Unless otherwise directed by the stockholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of KPMG LLP as the Company's independent accountants for the year ended December 31, 2002. A representative of KPMG LLP is expected to be present at the Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

     The ratification of the appointment of KPMG LLP is being submitted to the stockholders because the Board believes this to be a good corporate practice. Should the stockholders fail to ratify this appointment, the Board will review the matter.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PROPOSAL NUMBER TWO.

     AUDIT AND NON-AUDIT FEES. The following table presents fees for professional attestation services rendered by KPMG LLP for the audit of the Company's annual consolidated financial statements and reviews of the quarterly consolidated financial statements for the year ended December 31, 2001, and all other fees billed for other professional services rendered by KPMG LLP.

Audit fees, excluding audit related.........................  $172,300
                                                              ========
All other fees:
  Audit related fees........................................  $ 35,000
  Other non-audit related fees..............................    60,000
                                                              --------
Total all other fees........................................  $ 95,000
                                                              ========

     Audit related fees principally consist of fees in connection with the audits of financial statements of employee benefit plans and review of registration statements and issuance of consents. Other non-audit services consist of fees in connection with tax research and compliance services. There were no professional services rendered by KPMG LLP relating to financial information systems design and implementation.

     The Audit Committee of the Board considered all of the fees mentioned above and determined that such fees are compatible with maintaining KPMG's LLP independence.

                             STOCKHOLDER PROPOSALS

     The rules of the Securities and Exchange Commission permit stockholders of a company to present proposals for stockholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by company action in accordance with the proxy rules. The Company's Annual Meeting of Stockholders following the end of fiscal 2002 is expected to be held on or before May 9, 2003, and proxy materials in connection with that meeting are expected to be mailed on or before March 15, 2003. Stockholder proposals prepared in accordance with the proxy rules must be received by the Company on or before December 9, 2002. The Company's Amended and Restated Bylaws also contain procedures to be followed for stockholder proposals for stockholder action, including the nomination of directors. See "Election of Directors."

          NOMINATION OF DIRECTORS FOR ELECTION AT 2003 ANNUAL MEETING

     Nominations of persons for election as directors may be made at a meeting of stockholders (i) by or at the direction of the Board, (ii) by any nominating committee or persons appointed by the Board or (iii) by any stockholder of the Company entitled to vote for the election of directors if the stockholder gives timely notice (the "Stockholder Notice"). The Stockholder Notice will be timely if delivered to or mailed and received at the principal executive office of the Company not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth day following the day on which such notice of the meeting date was mailed or such public disclosure was made, whichever occurs first. The Stockholder Notice must be addressed to the secretary of the Company and must set forth the name, age, business address and residence address of each person whom the stockholder proposes to nominate for election or re-election as a director, the proposed nominee's principal occupation or employment, the class and number of shares of capital stock of the Company that are beneficially owned by the proposed nominee and other information required to be disclosed by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Stockholder Notice must also set forth the name and record address of the stockholder giving the notice and the class and number of shares of capital stock of the Company that are beneficially owned by such stockholder.

                                    GENERAL

     The Board knows of no matters other than the foregoing to be brought before the meeting. The enclosed proxy, however, gives discretionary authority in the event that any additional matters should be presented.

     The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2001 is being mailed to stockholders with this Proxy Statement.

                                          By Order of the Board,

                                          /s/ JOHN R. STARK

                                          John R. Stark
                                          Corporate Secretary

                            STILLWATER MINING COMPANY

                     PROXY SOLICITED ON BEHALF OF THE BOARD
          FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2002.

The undersigned hereby appoints Francis R. McAllister, James A. Sabala and John
R. Stark as proxies with full power of substitution to vote all shares of stock of Stillwater Mining Company of record in the name of the undersigned at the close of business on March 22, 2002 at the Annual Meeting of Stockholders to be held at the East Boulder Mine in Montana on May 9, 2002 or at any postponements or adjournments, hereby revoking all former proxies.

IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1) AND (2) IN ACCORDANCE WITH THE SPECIFICATION MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.


                           (continued on reverse side)

--------------------------------------------------------------------------------

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

                            STILLWATER MINING COMPANY

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.   [X]

1.  ELECTION OF DIRECTORS (SHARES OF COMMON STOCK MAY BE               FOR     FOR ALL    WITHHOLD
    VOTED CUMULATIVELY FOR ONE OR MORE DIRECTORS. TO CUMULATE          ALL     EXCEPT       ALL       --------------------------
    VOTES, WRITE THE NUMBER OF SHARES AND THE NAMES OF THE
    NOMINEES IN THE SPACE PROVIDED. TO WITHHOLD AUTHORITY TO VOTE      [ ]       [ ]        [ ]       --------------------------
    FOR ANY OR ALL NOMINEE(S), MARK OVAL UNDER "FOR ALL EXCEPT"
    AND STRIKE A LINE THROUGH THE NAME OF THE NOMINEE(S))                                             --------------------------
    INSTRUCTION: If no choice is indicated in the space provided                                             Cumulate For
    below, this proxy shall authorize the proxies named herein to cumulate all votes which the undersigned is entitled to cast at the meeting for, and to allocate votes among, one or more of the nominees listed for election as director, as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to the Company's Board.
    NOMINEES: 01-RICHARD E. GILBERT, 02-APOLINAR GUZMAN, 03-STEPHEN V.
    KEARNEY, 04-PATRICK M. JAMES, 05-JOSEPH P. MAZUREK, 06-FRANCIS R.
    MCALLISTER, 07-MALCOLM W. MACNAUGHT, AND 08-SHERYL K. PRESSLER


                                        FOR      AGAINST    ABSTAIN

2.  Ratification of appointment of      [ ]       [ ]         [ ]
    KPMG LLP as the Company's
    Independent Accountants.

3.  In their discretion, the proxies
    are authorized to vote upon any
    other matters coming before
    the meeting.

                Dated:
                       -----------------------------------------

                Signature(s):
                              ----------------------------------

                Signature(s):
                              ----------------------------------

                PLEASE SIGN NAME(S), EXACTLY AS SHOWN ABOVE. WHEN
                SIGNING AS EXECUTOR, ADMINISTRATOR OR GUARDIAN, GIVE
                FULL TITLE AS SUCH. WHEN SHARES HAVE BEEN ISSUED IN THE
                NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN.

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